Exhibit 10.14



                  Master Distribution and Partnership Agreement


This Agreement is entered into this 12th day of September 2001 by and between E-City Software, Inc., a Nevada corporation ("E-City") and Orion Technology Inc., an Ontario, Canada corporation ("Orion").


Preamble

E-City is a software development company specializing in interactive city maps for the Internet. Orion is a Geographic Information Systems (GIS) consultancy that specializes in developing Internet Applications that incorporate Web-GIS. E-City has developed a 3D mapping technology for depicting cities on the Internet and on CD ROM ("3D Technology"), including without limitation its 3D Technology product known as 3D CityMap. The two parties wish to jointly market this 3D Technology across Ontario, Canada and the Gulf States, which consist of Oman, Qatar, Kuwait, United Arab Emirates, Bahrain and Saudi Arabia.


     1. Distributor. E-City desires to appoint Orion and Orion accepts appointment hereby as E-City's Sole and Exclusive Distributor ("Sole Distributor") in Ontario, Canada and the Gulf States. Sole Distributor shall mean that Orion shall be the only party able to distribute any E-City products ("Products") in the Field of Ontario, Canada and the Gulf States. This Sole Distributor in the Field means that Orion shall be the only distributor for E-City products for (1) sales in the Field; (2) sales to companies or subsidiary or branch offices located in the Field for use primarily or exclusively in the Field market; (3) sales to any company where the license or sale of the product is intended exclusively or primarily for a business or consumer audience in the Field; (4) any sale which permits the resale of the Product under any circumstance noted in subsections 1-3 above. In addition, any sales outside the Field which E-City consents to let Orion make on a non-exclusive basis shall be considered sales in the Field only for the purpose of the section entitled Revenue Share below.

     2. Pricing. Orion shall offer the Products for sale pursuant to the most current retail prices supplied by E-City to Orion in writing by E-City from time to time ("Price List") and shall not deviate in any way from the Price List without the express written permission of E-City. An initial price list and all further price lists inclusive of the payment terms shall be drawn up jointly by the parties. The current price list is Schedule A attached to this Agreement. Payment terms that vary at all from the permitted payment terms for customers supplied in writing by E-City to Orion ("Payment Terms") shall also be approved, in advance and in writing, by E-City. E-City undertakes to decide on any proposal made by Orion for a price quotation to customers within three working days from the receipt thereof and to inform Orion of the decision in writing.

     3. Revenue Share. For any sales of any Products in the Field, Orion shall receive 30% of the pre-tax amounts received for such sales when actually collected from the customer and E-City shall receive the remaining 70% of the pre-tax amount. Orion will forward the applicable taxes (P.S.T and G.S.T) to the appropriate government authorities. Any refunds or returns shall be repaid to the customer by each party according to the above percentage. In the case of a sale outside the Field which involves the use of Products which were jointly developed by Orion and E-City or which involves the licensing of Products which were created for customers in the Field or which involve cities in the Field, Orion shall receive 30% of any revenue derived from such a license or use which would be attributable to the Products from the Field. In the event that ascertaining the revenue attributable to products in the Field is unclear by the terms of a license or use, and the parties cannot agree on a methodology for such attribution, then the percentage of revenue attributable to the Field shall be no less than 15% of the licensing revenue from any license or use which involves Products in the Field ("Additional Revenue").

     4. Costs and Expenses. Each party shall bear its own costs and expenses in connection with the negotiation, implementation and performance of this Agreement and neither party shall be obligated to reimburse the other party for any expenses incurred in connection with the performance of this Agreement. Specifically and without limitation, each party shall bear its own costs and expenses incurred in connection with performance of the activities to which the respective party is obliged pursuant to the schedule of services as described in Schedule B hereto. Provided, however, that E-City agrees to reimburse Orion for up to $100,000 CDN in actual amounts scheduled to be spent in furtherance of Schedule B, such sums to be delivered to Orion , 50% in cash and remaining 50% in cash or marketable securities at E-City's option, no later than 120 days from the execution of this Agreement.

     5. Term. The Term of this Agreement shall be five years, provided however that for any sales in the Field that occur during the Term of this contract, Orion shall continue to receive the revenue share percentage described in
Section 3 as long as such customers continue to purchase or License any products from E-City. However, the Additional Revenue shall not continue beyond the Term unless this Agreement is renewed for a further mutually agreed Term.

     6. Exclusivity. In the event that Orion fails to secure at least $100,000 CDN in Sales or Sales in this amount secured by appropriate contracts (the aggregate payment amounts of contracts over their term) by the 12 month anniversary of the date hereof, then E-City may, at its option, seek other distributors in the Field and Orion would no longer be the Sole and Exclusive Distributor in the Field. Expiration of this Agreement will not affect the validity of any license sold to customers.

     7. No Interference. Both parties agree that they shall do nothing to interfere with any partnership, financing, or sale of the other party's company, and shall sign all instruments and give all consents necessary to the same, provided that any new controlling shareholder, acquirer, successor in interest, etc. shall be obligated to fulfil the commitments contained herein. The rights and responsibilities contained herein shall be fully transferable and assignable, unless specifically prohibited herein, though such assignment or transfer shall not relieve either party for any responsibility hereunder.

     8. Miscellaneous. This contract shall be constructed under the laws of the Province of Ontario, Canada. No modification of the agreement and no subsidiary agreement shall be effective unless made in writing.

     9. Severability. If any provision of this Agreement is found invalid or unenforceable the other provisions of this Agreement will remain in full force and effect. The parties agree to replace the invalid or unenforceable provision with a valid one which comes as close as possible to the economic intent of the replaced provision.



Accepted and Agreed to this...
Orion Technology Inc., an Ontario corporation


X       /s/ Shafik Jiwani                        September 12, 2001
        -----------------------------           ----------------------
         Shafik Jiwani, Vice-President                 Date


Accepted and Agreed to this ...
E-City Software, Inc., a Nevada corporation


X       /s/ Anis Jessa                          September 12, 2001
     -----------------------------------        --------------------
     Anis Jessa, Chief Executive Officer                Date

                              Schedule A

This Schedule is in accordance with the terms and conditions of Master Distribution and Partnership Agreement signed between Orion Technology Inc. (Orion), and E-City Software, Inc. (E-City).

     1. Orion shall have the discretion to sell the E-City "3D Technology" (3D CartoGRAPHICS) product to any municipality for a monthly license amount of no less than $2000 CDN per month, for cities of up to population 250,000 and for a term of no less than one year. For larger cities, Orion should consult with E-City.

     2. Orion will communicate with the client and arrange for client to sign a license agreement with E-City.


X       /s/ Shafik Jiwani                        September 12, 2001
        -----------------------------           ----------------------
         Shafik Jiwani, Vice-President                 Date


Accepted and Agreed to this ...
E-City Software, Inc., a Nevada corporation


X       /s/ Anis Jessa                          September 12, 2001
     -----------------------------------        --------------------
     Anis Jessa, Chief Executive Officer                Date

                            Schedule B

This Schedule is in accordance with the terms and conditions of Master Distribution and Partnership Agreement signed between Orion Technology Inc. (Orion), and E-City Software, Inc. (E-City).


Responsibilities:

Orion's responsibilities are:

Hire, supervise and support one full-time marketing person who sells E-City products. This person shall be given office space, telephone, normal employee benefits and have their reasonable travel expenses for sales supplied by Orion.

Orion shall field all calls regarding E-City products from customers in the Field.

Shafik and Zul Jiwani, and other Orion personnel as necessary, shall contribute the time and management skills necessary to advance the goals of the Agreement without additional compensation.

Zul Jiwani will travel to the Middle East and make efforts to sell the product in that region.

To support customers during and after installation of the product.


E-City's responsibilities are:

To contribute payments referred to in Section 4 of the Agreement.

To respond promptly to pricing requests from Orion.

To deliver customer orders to Orion in a prompt and workman like fashion.

To refer all sales inquiries in the Field to Orion.

To provide Orion with updated "3D Technology" (3D CartoGRAPHICS) data annually, for each client in the Field. Such updated data will be provided for all clients on September 1st of each year according to the following procedures:

-        If Agreement with Client for licensing "3D Technology"
         (3D CartoGRAPHICS) is dated April 1st or earlier then E-City will provide first update on September 1st the same year and subsequent updates on September 1st every year during the period that the Agreement remains in force. However, if Agreement is dated after April 1st then E-City will provide first update on September 1st the following year and subsequent updates on September 1st every year during the period that the Agreement is in force.

- To enable E-City to develop updated "3D Technology" (3D CartoGRAPHICS) data for a client, Orion will obtain a copy of latest parcel fabric and street network data from the client, by June 1st, and deliver it to E-City. E-City will schedule its staff to visit client site and acquire all necessary imagery and associated data required to develop and deliver new updated "3D Technology" (3D CartoGRAPHICS) data.

- E-City will deliver new updated "3D Technology" (3D CartoGRAPHICS) data (covering complete geographic area of the client) for each client on September 1st of each year.

- E-City will bear all costs associated with developing and delivering updates.




X       /s/ Shafik Jiwani                        September 12, 2001
        -----------------------------           ----------------------
         Shafik Jiwani, Vice-President                 Date


Accepted and Agreed to this ...
E-City Software, Inc., a Nevada corporation


X       /s/ Anis Jessa                          September 12, 2001
     -----------------------------------        --------------------
     Anis Jessa, Chief Executive Officer                Date